FOOD FOR HEALTH CO., INC.
                            SECURED PROMISSORY NOTE

$8,000,000.00                                                Phoenix, Arizona
                                                           September 15, 1999


    FOR VALUE RECEIVED, the undersigned, FOOD FOR HEALTH CO., INC., an Arizona Corporation (the "Corporation"), promises to pay to James C. Hinkefent and Marilyn M. Hinkefent, as trustees of the James C. Hinkefent Trust dated July 11, 1994, as amended, Eric Hinkefent, Mary Ann O'Dell, Sally Sobol, and Amy Laminsky, or any transferee permitted under this Note (each of which is a "Payee" and all of which are, collectively, the "Holder"), the principal sum of $8,000,000.00, with interest at eight percent (8%) per annum, on the following terms and conditions:

     1. Payments. Interest shall accrue from the date hereof and shall be paid in quarterly installments on the 15th day of March, June, September and December, commencing December 15, 1999. Interest shall be paid on the basis of a 360-day year of twelve 30-day months. Principal payments in the amount of Eight Hundred Thousand Dollars ($800,000) shall be paid annually, on each anniversary of the Closing, commencing with the first anniversary of the Closing. All unpaid principal and unpaid accrued interest shall be paid on September 15, 2004 ("Maturity"). Both principal and interest are payable in lawful money of the United States of America at Health Food Associates, Inc., d.b.a. Akin's, 7807 East 51st Street, Tulsa, Oklahoma 74145, to the attention of Eric Hinkefent. Exhibit A sets forth, for each Payee, the amount of the initial principal balance of this Note to which that Payee is entitled, and the percentage obtained from dividing such amount by the initial principal balance of this Note ("Payee Percentage"). Each time the Corporation makes a payment under this Note, such payment will deemed properly made to all Payees if the Corporation delivers to Eric Hinkefent separate checks, one payable to each of the Payees, with the amount of each respective separate check equal to the total payment made by the Corporation multiplied by the Payee Percentage for the respective Payee. Eric Hinkefent assumes all responsibility for distributing the separate checks to the Payees, and the Corporation shall be entitled to assert as a complete defense to any claim of nonpayment by any Payee that the relevant payment was delivered to Eric Hinkefent.

     2. Security. This Note is secured by a pledge of stock pursuant to the terms of the Pledge Agreement between Corporation and Holder. Any and every right and action that may be taken by the Holder under this Note is valid only if such right or action has been authorized in advance by unanimous written consent of all of the Payees, and if such written consent is delivered to the Corporation upon request.

     3. Covenant. As long as any amount remains unpaid under this Note, the Corporation will take such actions as may be necessary to cause the year-end net worth of HFA Associates, Inc. ("HFA"), or any successor or division whose business is a successor thereto, to be not less than the net worth of HFA as of the end of the month preceding the date of this Note. Compliance with this covenant shall be determined exclusively by certification of the net worth of HFA as of its fiscal year-end delivered to Holder not later than April 1 of each year.

     4. Prepayment. At any time during the term of this Note, Corporation may prepay all or any portion of the principal and accrued interest on the indebtedness under this Note without penalty of any kind.

          4.1 Subordination and Priority. The indebtedness evidences by this Note, including the principal and accrued interest, is expressly subordinate and subject in right of payment to the prior payment in full of all "Senior Indebtedness," whether now outstanding or hereafter created, incurred, assumed or guaranteed. Upon any terminating liquidation of assets of the Corporation, or upon the occurrence of any dissolution, winding up, liquidation, whether or not in bankruptcy, insolvency or receivership proceedings, the Corporation shall not pay thereafter, and the Holder of this Note shall not be entitled to receive thereafter, any amount in respect of the principal and interest of this Note unless and until the Senior Indebtedness shall have been paid or otherwise discharged.

          4.2 Senior Indebtedness. The term "Senior Indebtedness" shall mean the principal of, premium, if any, and interest on (a) indebtedness (other than this Note or any previously issued subordinated Note) of the Corporation evidenced by notes or similar obligations for money borrowed for trade purposes from or guaranteed to persons, firms or corporations which engage in lending money, including, but without limitation, individuals, banks, trust companies, insurance companies and other financing institutions and charitable trusts, pension trusts and other investing entities or organizations, (b) indebtedness of the Corporation for trade purposes evidenced by notes or Notes issued under the provisions of an indenture or similar instrument between the Corporation and a bank or trust Corporation and
(c) indebtedness incurred, assumed or guaranteed by the Corporation in connection with the acquisition by it of any property or asset for trade purposes; provided that Senior Indebtedness shall exclude indebtedness which, by the terms of the instrument creating or evidencing such indebtedness, expressly provides that such indebtedness is not superior in right of payment to this Note. Senior Indebtedness shall exclude, and the indebtedness evidenced by this Note is expressly senior and entitled to priority in payment and upon liquidation with respect to, (i) all capital stock of the Corporation, and (ii) any indebtedness issued after the date of this Note and convertible into shares of the Corporation's Common Stock. Upon request by the Corporation, Holder shall promptly sign any subordination agreement or other acknowledgment consistent with the foregoing provisions.

          4.3 Rights Against the Corporation and Others. It is understood that the provisions of this Section 4 are solely for the purpose of defining the relative rights of the Holder of this Note and the holder of the Senior Indebtedness of the Corporation. Nothing contained in this Section 4 or elsewhere in this Note shall or is intended to impair, as between the Corporation, its creditors other than the holder of Senior Indebtedness, and the Holder of this Note, the unconditional and absolute obligation of the Corporation to pay the Holder of this Note the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms or affect the relative rights of the Holder of this Note and the creditors of the Corporation, other than the holder of such Senior Indebtedness; nor shall anything herein prevent the Holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, of the holders of Senior Indebtedness in respect to cash, property or securities of the Corporation received upon the exercise of any such remedy.

     5. Default. In the event of default in payment of any amount when due, at the option of the Holder, interest may be charged on the amount delinquent at a rate of twelve percent (12%) per annum (the "Default Rate"), effective from the date that such amount shall become delinquent and in default pursuant to Section 6 below. Interest shall continue until such delinquent amount, with interest thereon at the Default Rate, shall have been paid.

     6. Notice and Cure. Notwithstanding any other provision of this Note to the contrary, Corporation shall be entitled to cure any failure to observe or perform any condition or obligation under this Note or under any instrument securing it within 20 days after written notice there of by Holder, and no default hereunder shall be deemed to exist until the expiration of such 20-day period without such failure having been cured.

     7. Waivers. Failure of the Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or in the event of continuance of any existing default after demand for strict performance hereof. Corporation hereby waives demand, diligence, presentment for payment, notice of dishonor or nonpayment, protest, and notice of protest in collection of this Note or in enforcing the pledge of stock which is security for this Note. Corporation also agrees that the granting without notice of any renewal or extension or extensions of time for payment of any sum due hereunder of for the performance of any covenant, condition or agreement of this Note shall in no way release or discharge the liability of the Corporation.

     8. Notices. All notices, requests, demands and other communications under this Note must be in writing. Notices are deemed given (a) when personally delivered, (b) on the date of receipt when given by facsimile or by overnight courier service, or (c) on the fifth business day after mailing by first class mail. Notices must be sent to the following addresses (or any other address designated in writing by a party to change its address):



     To Corporation:     Food for Health Co., Inc.
                         3655 W. Washington Street
                         Phoenix, AZ  85009
                         Attention:  Jerry Fleming, President

          Copy to:       Lewis and Roca LLP
                         40 North Central Avenue
                         Phoenix, Arizona 85004
                         Attention:  Scott DeWald, Esq.

          To Holder:     Health Food Associates, Inc.
                         d.b.a. Akin's, 7807 East 51st Street
                         Tulsa, Oklahoma 74145
                         Attention:  Eric Hinkefent

          with a copy to:
                         Atkins and Atkins, P.C.
                         427 South Boston Avenue, Suite 815
                         Tulsa, Oklahoma 74103-4154
                         Attention:  R. Blake Atkins

     9. Law Governing. This Note is to be governed by and construed in accordance with the laws of the State of Arizona.

     10. Negotiability and Assignability. This note is not negotiable by the Holder, and the Holder's interest shall not be assignable without prior written consent of the Corporation, such consent shall not be unreasonably withheld. This Note is binding upon the heirs, legal representatives, successors and assigns of Corporation, and inures to the benefit of Holder, its legal representatives, successors and permitted assigns.

     11. No Conflict. This Note provides for payment of amounts owed to Holder in connection with the Stock Purchase Agreement. To the extent the amount and terms of payment of this Note vary from those specified in the Stock Purchase Agreement, the terms of this Note control.

     12. Attorney's Fees. In the event of any dispute regarding this Note, the prevailing party shall be entitled to receive, in addition to any other award, reasonable attorneys' fees and costs, determined by the court or arbitrator and not a jury.

     13. Legal Limits on Interest. In no event shall interest on this Note (including prepaid interest, additional interest, or any charge, fee, cost or expense) exceed the amount Holder may lawfully collect. If the effective rate of interest for any monthly installment period exceeds the amount Holder may lawfully collect, all excess sums will be applied to reduce the principal balance of this Note immediately upon receipt of such sums by Holder or, if in excess of the amount due under the Note, waived or refunded to Corporation.

     14. Severability. If any of the provisions of this Note shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity of the remaining provisions of this Note shall in no way be affected, prejudiced or disturbed thereby.


                                      CORPORATION:

                                      FOOD FOR HEALTH CO., INC.,
                                      an Arizona Corporation


                                      Jerry Fleming
                                      -----------------------------------
                                      Jerry Fleming, President




                                   EXHIBIT A

                               TO SECURED NOTE



                                              AGGREGATE
                                              PRINCIPAL              PAYEE
   NAME                                        AMOUNT              PERCENTAGE
--------------------------------------      -------------          ----------
James  C.  Hinkefent  and  Marilyn  M.      $2,160,000.00            27.00%
Hinkefent, as trustees of the James C.
Hinkefent Trust  dated  July 11, 1994,
as amended

Eric Hinkefent                              $1,460,000.00            18.25%

Mary Ann O'Dell                              $1,460,000.00            18.25%

Sally Sobol                                 $1,460,000.00            18.25%

Amy Laminsky                                $1,460,000.00            18.25%
                                            -------------           ------

   TOTAL                                    $8,000,000.00           100.00%
                                            =============           ======